Exhibit 4.27

RULES

OF

THE WPP plc STOCK PLAN 2018

Committee Adoption:            12 June 2018

Expiry Date:                          11 June 2028

Contents

1. Meaning of words used	2

2. Granting Awards	4

3. Phantom Awards	6

4. Performance Conditions and other conditions	6

5. Individual limit for Executive Directors	7

6. Other terms applicable to Awards	7

7. Dividend Equivalents	8

8. Vesting of Awards – general rules	8

9. Satisfaction of Awards	9

10. Holding Period	10

11. Leavers	11

12. Company events	12

13. Exchange of Awards	13

14. Variations in share capital	14

15. Clawback	15

16. Restrictive Covenants	16

17. General	16

18. Administration	18

19. Changing the Plan and termination	18

20. Governing law, jurisdiction and language	19

Schedule 1: US	20

Schedule 2: France	23

Schedule 3: Restrictive Covenants	26

WPP plc – Rules – The WPP plc Stock Plan 2018

The WPP plc Stock Plan 2018

This Plan is not approved by shareholders. No new issue Shares or treasury Shares will be used in this plan. Directors of the Company may only be made Awards which do not require shareholder consent under the Listing Rules of the London Stock Exchange. Awards may be either stand alone or may relate to bonus deferral arrangements and buyouts.

1.	Meaning of words used

1.1	In these rules:

“Acquiring Company” means a person who obtains Control of the Company;

“ADR” means an American Depository Receipt arrangement sponsored by the Company;

“Award” means a Conditional Award or, where relevant, a Phantom Award;

“Award Certificate” means a certificate issued to a Participant pursuant to rule 2.7 (Issue of Award Certificate);

“Board” means the board of directors of the Company or, as appropriate, a duly authorised committee of it;

“Bonus” means a discretionary bonus payable to an Employee by a Member of the Group under a

Bonus Plan for a particular Financial Year;

“Bonus Plan” means any discretionary cash bonus arrangement or plan operated by a Member of the Group from time to time;

“Business Day” means a day on which the London Stock Exchange is open for the transaction of business;

“Clawback” means the provisions contained in rule 15 (Clawback);

“Clawback Adjustment” means a repayment relating to the value of an Award in accordance with rule 15 (Clawback) and/or rule 16 (Restrictive Covenants);

“Clawback Period” means such period, specified in the relevant Award Certificate, following Vesting as the Committee shall determine, during which Clawback may be invoked;

“Committee” means the Compensation Committee of the Board or such other committee comprising a majority of non-executive directors of the Company to which the Board delegates responsibility for overseeing the operation of the Plan;

“Companies Law” means the Companies (Jersey) Law 1991;

“Company” means WPP plc;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Control” means the power of a person to secure by means of the holding of shares or the possession of voting power or by virtue of any powers conferred by any articles of association or other document, that the affairs of a body corporate are conducted in accordance with the wishes of that person;

“Cross-clawback” means the provision contained in rule 6.5 (Cross-clawback);

“Dealing Restrictions” means any applicable restriction or restrictions on dealings or transactions in securities imposed by:

(i)	any rules, statutory requirements, orders, legal or regulatory code, provision or rule or other requirement or guidance; and/or

WPP plc – Rules – The WPP plc Stock Plan 2018

(ii)	any code adopted or established by the Company in addition or replacement to (i) above, in each case in force, and as amended or replaced, from time to time;

“Dividend Equivalents” means an amount (in cash and/or additional Shares) equal in value to any dividends that would have been paid on those Shares by reference to dividend record dates falling between the Grant Date and the date on which the Award Vests, as described in rule 7 (Dividend Equivalents);

“Employee” means any employee of any Member of the Group;

“Event” means:

(i)	the discovery of a misstatement of the accounts of any Member of the Group resulting in an adjustment to those accounts;

(ii)	the discovery that an assessment of any Performance Condition or other condition applicable to an Award was based on error, or inaccurate or misleading information;

(iii)

a determination by the Committee that the Participant has engaged in fraud or committed gross misconduct, or otherwise that there are or were circumstances that would entitle a Member of the Group to summarily dismiss the Participant; or

(iv)	any other circumstances which, in the Committee’s opinion, justify the operation of Malus and/or a Clawback Adjustment in relation to the Participant’s Award;

“Financial Year” means a financial year of the Company;

“Grant Date” means the date on which an Award is granted;

“Holding Period” means a period following the Vesting of an Award or such other period as the Committee determines, during which rule 10.2 (Nature of Holding Period) will apply to the Award and/or the Shares acquired on Vesting of the Award;

“ITEPA” means the UK Income Tax (Earnings and Pensions) Act 2003;

“London Stock Exchange” means London Stock Exchange plc or its successor;

“Malus” means the provisions contained in rule 6.4 (Malus);

“Market Value” means, on any date when Shares are listed on the London Stock Exchange:

(i)	the mid-market closing price of a Share on the London Stock Exchange for the preceding Business Day; or

(ii)

if the Committee so determines, the average of the mid-market closing prices of a Share on the London Stock Exchange for such number of preceding Business Days as the Committee determines, or, on any date where the Shares are not so listed, the market value of a Share as determined by the Committee;

“Member of the Group” means the Company and its Subsidiaries from time to time, and “Group” will be construed accordingly;

“New Award” means an award which satisfies the requirements of rule 13.2 (Requirements for a New Award);

“Participant” means a person holding or who has held an Award or, where applicable, their personal representatives;

“Performance Condition” means any condition imposed under rule 4.1 (Application of Performance Conditions) that is linked to the performance of the Company and/or any Member of the Group, a division and/or the Participant;

WPP plc – Rules – The WPP plc Stock Plan 2018

“Performance Period” means the period over which any Performance Conditions are to be satisfied;

“Phantom Award” means a conditional right granted under the Plan to receive a cash sum in the future that is linked to the value of a given number of notional Shares;

“Plan” means the plan constituted by these rules and known as The WPP plc Stock Plan 2018, as changed or amended from time to time;

“Policy” means the Company’s Directors’ Compensation Policy as approved by share owners at that time;

“Restrictive Covenants” means the terms set out in Schedule 3 (Restrictive Covenants) to this Plan;

“Share” means a fully paid ordinary share in the capital of the Company and includes ADRs;

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of Articles 2 and 2A of the Companies Law;

“Taxation” means any tax and social security charges (and/or any similar charges), wherever arising, in respect of a Participant’s Award or otherwise arising in connection with their participation in the Plan;

“Tax Election” means an election for a particular tax and/or social security treatment in respect of an Award or the Shares acquired pursuant to it (which may include a joint election under Chapter 2 of Part 7 of ITEPA or an overseas equivalent);

“UK” means the United Kingdom;

“UK Listing Authority” means the United Kingdom Listing Authority, a division of the Financial Services Authority;

“Vesting” means in relation to a Conditional Award, a Participant becoming entitled to have the Shares underlying their Award delivered to them;

and “Vest” and “Vested” will be construed accordingly; and

“Vesting Date” means the date specified in the Award Certificate as being the date that the Award is expected to Vest.

1.2	Interpretation

In this Plan, the singular includes the plural and vice versa and words imparting a gender include every gender. References to any enactment or statutory requirement will be construed as references to that enactment or requirement as from time to time amended, modified or re-enacted and include any subordinate legislation made under it.

2.	Granting Awards

2.1	Eligibility

An individual is only eligible to be granted an Award if they are an Employee at the Grant Date.

2.2	Operation

The Committee has absolute discretion to decide whether the Plan will be operated and those Employees to whom Awards will be made on any occasion. The Committee has absolute discretion to make Awards under this Plan that are linked to the mandatory deferral of a Bonus and to make Awards that have no link to a Bonus.

WPP plc – Rules – The WPP plc Stock Plan 2018

2.3	Mandatory deferral of Bonus

In respect of any Financial Year, the extent to which a Bonus will be mandatorily deferred (if at all) through the grant of an Award under this Plan, will be:

2.3.1	to the extent an Employee is required by the Policy to defer their Bonus, in accordance with the terms of the Policy; and

2.3.2	in all other cases, as determined by the Committee and communicated to the relevant Employee.

2.4	Grant of Awards

Awards will be granted by the Company executing a deed.

2.5	Timing of grant

Awards may only be granted within 42 days commencing on any of the following:

2.5.1	the day the Committee adopts the Plan;

2.5.2	the Business Day following the announcement (or, where there is no announcement, publication) of the Company’s results for the last preceding financial year, half year or other period; or

2.5.3	if Dealing Restrictions prohibited the making of an Award within any period as mentioned in rules 2.5.1 or 2.5.2, the date that all such Dealing Restrictions cease to apply.

Notwithstanding rules 2.5.1 to 2.5.3, but subject to Dealing Restrictions, Awards may be granted at any time where the Committee resolves that exceptional circumstances exist which justify the grant of Awards.

2.6	Administrative errors

If the Committee purports to grant an Award which is inconsistent with any of the provisions in this Plan, the Award will take effect only to the extent permissible under this Plan.

2.7	Issue of Award Certificate

As soon as practicable after an Award has been made, the Committee will issue or will procure the issue of an Award Certificate to each Participant. The Award Certificate may be sent by email or other electronic means.

2.8	Form of Award Certificate

An Award Certificate will be in a form approved by the Committee and may specify:

2.8.1	the Grant Date;

2.8.2	the form of Award;

2.8.3	the number of Shares or ADRs subject to the Award, or the basis on which the number of Shares or ADRs subject to the Award will be calculated;

2.8.4	if the Award is subject to any Performance Conditions:

(i)	details of those Performance Conditions; and

(ii)	the applicable Performance Period;

2.8.5	any other conditions applicable to the Award;

2.8.6	the Vesting Date;

2.8.7	if the Award will have Dividend Equivalents;

WPP plc – Rules – The WPP plc Stock Plan 2018

2.8.8	if Malus applies to the Award;

2.8.9	if Clawback applies to the Award and the length of the Clawback Period;

2.8.10	if the Award is subject to the Restrictive Covenants;

2.8.11	details of any Holding Period that applies to the Award; and

2.8.12	where the Committee requires it, that the Participant will enter into a Tax Election.

2.9	Awards to directors

An Award that is to be granted to a director of the Company must not be a Long Term Incentive Scheme for the purposes of the Listing Rules of the UK Listing Authority.

2.10	No payment

Participants are not required to pay for the grant of any Award.

2.11	Acceptance of Award

The Committee may require a Participant to accept their Award by delivering a duly completed acceptance notice in a form and manner (which may be electronic), and by such date as, determined by the Committee, and to the extent the Participant does not do so their Award will lapse.

2.12	Liability for Taxation

By participating in the Plan, a Participant agrees they are responsible for and will bear any liability for Taxation.

3.	Phantom Awards

3.1	Grant of Phantom Awards

The Committee may from time to time choose to grant an Award as a Phantom Award.

A Phantom Award will not confer any right on the relevant Participant to receive Shares or any interest in Shares.

3.2	Application and interpretation of the Plan

Where an Award is granted as a Phantom Award, the provisions of this Plan will be interpreted and applied to reflect the fact that Phantom Awards are granted in respect of notional Shares only and are satisfied in cash only. References to Conditional Awards will include Phantom Awards where relevant.

3.3	Holding Period

If a Holding Period is to apply to a Phantom Award, the Committee will determine how the Holding Period will be operated and will communicate this to the Participant.

4.	Performance Conditions and other conditions

4.1	Application of Performance Conditions

The Committee may determine that the Vesting of an Award will be conditional on the satisfaction of one or more Performance Conditions. Such determination may apply to Awards made to a particular Employee or category of Employees.

4.2	Application of other conditions

The Vesting of Awards may be subject to other conditions set by the Committee, which may be different for different Employees.

WPP plc – Rules – The WPP plc Stock Plan 2018

4.3	Requirements of Performance Conditions and other conditions

Any Performance Condition or other condition applicable to an Award must be objective and specified in the relevant Award Certificate.

4.4	Amendment or variation of Performance Conditions or other conditions

The Committee may amend or vary a Performance Condition or other condition applicable to an Award where an event occurs which causes the Committee to reasonably consider that the Performance Condition or other condition is no longer appropriate. Any amended or varied Performance Condition or other condition will not be materially less difficult to satisfy than the original Performance Condition or other condition was intended to be at the Grant Date.

Where a Performance Condition or other condition applicable to an Award is amended or varied in accordance with this rule the Award will then take effect subject to the Performance Condition or other condition as amended or varied.

The Committee will notify any affected Participant as soon as practicable after any determination made under this rule.

4.5	Overarching discretion of the Committee

Notwithstanding any other provision of this Plan, the Committee, acting reasonably, retains discretion to reduce (including to zero) the amount of an Award which will Vest on the basis of the wider underlying financial performance of the Group over the Performance Period.

5.	Individual limit for Executive Directors

An executive director of the Company may only participate in the Plan up to the limits set out in the Policy (including in relation to recruitment, if applicable). If the Committee purports to confer participation in the Plan on terms which are inconsistent with these limits, participation will be deemed to take place only to the extent permissible under this rule.

6.	Other terms applicable to Awards

6.1	No transfer

A Participant may not transfer, assign, charge or otherwise dispose of an Award or any rights in respect of it. If they do, whether voluntarily or involuntarily, then it will immediately lapse. This rule does not apply to the transmission of an Award on the death of a Participant to their personal representatives.

6.2	Bankruptcy

A Participant’s Award will lapse where the Participant becomes bankrupt or enters into a compromise with their creditors generally.

6.3	Estimates or indications of performance

If, prior to Vesting, there is or may be any interim estimate or indication of whether or to what extent a Performance Condition will be met, such interim estimate or indication will not create any right or expectation that limits:

6.3.1	the Committee’s discretion to determine whether, and to what extent, a Performance Condition or other condition applicable to an Award is satisfied; and

6.3.2	the ability of the Committee to make any adjustments to an Award, or the extent to which an Award will Vest, in in each case in accordance with the provisions of the Plan.

WPP plc – Rules – The WPP plc Stock Plan 2018

6.4	Malus

This rule will apply to an Award if specified in the Award Certificate.

At any time prior to the date an Award is satisfied, the Committee may decide that the number of Shares subject to that Award will be reduced (including to nil) on such basis as the Committee in its absolute discretion considers to be fair, reasonable and proportionate where, in the opinion of the Committee, there is an Event relevant to the Participant and/or their Award. In such circumstances, to the extent reduced, that Award will be treated as having lapsed. The Participant must be notified as soon as reasonably practicable if their Award is reduced under this rule.

6.5	Cross-clawback

The Committee may decide at any time that an Award will lapse in whole or in part to give effect to a clawback provision of any form contained in any employees’ share plan or Bonus Plan operated by any Member of the Group. The extent to which an Award will lapse will be in accordance with the terms of the clawback provision in the relevant plan or, in the absence of any such term, on such basis as the Committee considers appropriate.

7.	Dividend Equivalents

The Committee may decide at any time prior to the transfer of the Shares to which a Conditional Award relates that Participants will receive an amount (in cash and/or additional Shares) equal in value to any dividends that would have been paid on those Shares by reference to dividend record dates falling between the Grant Date and the date on which the Award Vests. This amount may assume the reinvestment of dividends (on such basis as the Committee may determine) and may exclude or include special dividends and any such amount will be payable as soon as practicable after Vesting of the relevant Award.

8.	Vesting of Awards – general rules

8.1	Determination of the Committee

The Committee will, as soon as reasonably practicable after the end of the relevant Performance Period (or, where rules 11 (Leavers) or 12 (Company events) will apply prior to the end of the relevant Performance Period, at the relevant time pursuant to those rules), determine the extent to which any Performance Conditions and any other conditions applicable to an Award have been satisfied and, consequently, the extent to which that Award will Vest.

Insofar as the Committee determines that any Performance Conditions or such other conditions applicable to the Award are not satisfied and are no longer capable of being satisfied, either in whole or part, the Award will immediately lapse in whole or part (as appropriate).

8.2	Vesting – rounding down

If, due to the application of a Performance Condition or any term of the Award, an Award would otherwise Vest over a fraction of a Share, the number of Shares in respect of which the Award will Vest will be rounded down to the nearest whole number.

8.3	Timing of Vesting – general

Subject to rules 8.4 (Timing of Vesting – Dealing Restrictions), 8.5 (Timing of Vesting – investigation), 11 (Leavers) and 12 (Company events), an Award will Vest on the later of:

8.3.1

where relevant, the date the Committee determines the extent to which any Performance Conditions and any other conditions applicable to that Award have been satisfied pursuant to rule 8.1 (Determination of the Committee); and

8.3.2	the relevant Vesting Date.

WPP plc – Rules – The WPP plc Stock Plan 2018

8.4	Timing of Vesting – Dealing Restrictions

Where an Award would otherwise Vest at a time when Dealing Restrictions would prohibit:

8.4.1	the delivery, or procurement of the delivery, of Shares or cash (as appropriate) to the Participant; and/or

8.4.2	the Participant from selling Shares to discharge any liability for Taxation, where relevant, such Award will not Vest until all such Dealing Restrictions cease to apply.

8.5	Timing of Vesting – investigation

Notwithstanding any other provision of this Plan, if an investigation commences or is ongoing regarding whether Malus, Clawback, Cross-clawback and/or the provisions contained in rule 16 (Restrictive Covenants) should be invoked in respect of a Participant then, unless otherwise determined by the Committee, any unvested Awards held by that Participant will not Vest, if at all, until after such investigation has been concluded.

8.6	Consequences of lapse

Subject to rule 11.4, to the extent an Award lapses under the Plan, it may not Vest subsequently under any other provision of this Plan.

9.	Satisfaction of Awards

9.1	Delivery – general

Subject to the other provisions of this rule, where an Award Vests, as soon as reasonably practicable after such Vesting, the Committee will arrange for:

9.1.1	in respect of a Conditional Award, the delivery to the Participant of the number of Shares in respect of which the Award has Vested; or

9.1.2	in respect of a Phantom Award, the delivery of a cash sum equal to the aggregate Market Value of such number of notional Shares in respect of which the Award has Vested.

9.2	Delivery – investigation

Notwithstanding any other provision of this Plan, if an investigation commences or is ongoing regarding whether Malus, Clawback, Cross-clawback and/or the provisions contained in rule 16 (Restrictive Covenants) should be invoked in respect of a Participant then, unless otherwise determined by the Committee, any Vested but as yet unsatisfied Awards held by that Participant will not be satisfied, if at all, until after such investigation has been concluded.

9.3	Delivery – nominee

Shares may be delivered to a nominee on behalf of the Participant.

9.4	Delivery – Dealing Restrictions

If the delivery, or the procurement of the delivery, of Shares or cash (as appropriate) would be prohibited by Dealing Restrictions, delivery will not occur until after such time as all such Dealing Restrictions cease to apply.

9.5	Source of Shares

Awards may be satisfied using Shares purchased in the market. No new Shares may be issued and no Shares may be transferred out of treasury for the purposes of the Plan.

9.6	Shareholder rights

Where Shares are transferred on the Vesting of a Conditional Award, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date.

WPP plc – Rules – The WPP plc Stock Plan 2018

9.7	Alternative ways to satisfy Awards

9.7.1	The Committee may decide to satisfy an Award by paying a cash amount equal to the aggregate Market Value of the Shares in respect of which the Award has Vested.

9.7.2

The Committee may decide to satisfy an Award (or part of it) by reducing the number of Shares to which the Participant would otherwise be entitled under the Plan, with the reduction instead being paid as an equivalent amount in cash.

9.8	Withholding

Any Member of the Group or the trustee of any employee benefit trust may withhold such amounts and make such arrangements as it considers necessary or desirable to meet any liability to pay or account for Taxation.

The arrangements referred to in this rule may include deductions from any cash payment owed to the Participant and/or the sale of Shares acquired on Vesting of the Participant’s Award on behalf of the Participant and the retention of all or part of the sale proceeds to meet such liability.

10.	Holding Period

10.1	Application of Holding Period

The Committee may determine that a Holding Period will apply to an Award. Such determination may apply to Awards made to a particular Employee or category of Employees.

10.2	Nature of Holding Period

During a Holding Period, an Award and the Shares subject to an Award and/or acquired by the Participant following Vesting of the Award, (or any interest in them) may not be transferred, assigned or otherwise disposed of by or on behalf of the Participant, save for:

10.2.1	a transfer to the Participant’s personal representative in the event of their death;

10.2.2	a transfer to a nominee on behalf of the Participant;

10.2.3	a sale in accordance with rule 9.8 (Withholding) or, with the prior agreement of the Company, to fund any liability for Taxation;

10.2.4	a transfer in accordance with rule 15 (Clawback) or a reduction of an Award in accordance with rule 6.5 (Cross-clawback), or

10.2.5	a transfer to an Acquiring Company in connection with a company event (provided for in rule 12 (Company events).

and any such purported action will be invalid and ineffective.

10.3	Holding of Shares during the Holding Period

Where a Holding Period applies to the Shares acquired on the Vesting of an Award, the Committee will determine that the Shares will be held during the Holding Period either by:

10.3.1	the Participant, provided they agree not to transfer, assign or otherwise dispose of the Shares (or any interest in them) during the Holding Period; or

10.3.2

a nominee on behalf of the Participant, provided that the Participant is subject to a restriction on transfer, assignment or other disposal of such Shares (or any interest in them) during the Holding Period.

10.4	Expiry of the Holding Period

If the Shares are held by a nominee during the Holding Period, on or shortly following expiry of the Holding Period, the Shares will be capable of being transferred into the name of the Participant.

WPP plc – Rules – The WPP plc Stock Plan 2018

10.5	Proof of ownership

A Participant must provide such proof of continued ownership as the Committee may at any time request.

11.	Leavers

11.1	Leavers – before Vesting

Subject to the remaining provisions of this rule, where a Participant ceases to be employed within the Group before their Award has Vested, their Award will lapse on the date they cease to be so employed.

11.2	Good leavers

If a Participant ceases to be employed within the Group, after at least 6 months from the Grant Date (unless the Committee determines otherwise), due to:

11.2.1	injury, ill health or disability (in each case, evidenced to the satisfaction of the Committee);

11.2.2	death;

11.2.3	retirement with the agreement of the Committee; or

11.2.4	any other reason, determined at the discretion of the Committee, their Award will:

11.2.5	in the event of retirement (in accordance with rule 11.2.3):

(i)	Vest on the original Vesting Date unless the Committee determines otherwise; and

(ii)	only Vest to the extent prescribed in rule 11.3 (Good leavers – extent of Vesting).

11.2.6	in the event of death (in accordance with 11.2.2):

(i)	Vest on the date of death, or a later date determined by the Committee; and

(ii)	Vest in full, notwithstanding any Performance Conditions or other conditions applicable to the Award.

11.2.7	in the event of any of the other reasons set out in rule 11.2 (Good leavers):

(i)	Vest on the date which is 30 days after the date on which they cease to be employed within the Group, or a later date determined by the Committee; and

(ii)	only Vest to the extent prescribed by rule 11.3 (Good leavers – extent of Vesting).

11.3	Good leavers – extent of Vesting

If this rule applies, an Award will Vest:

11.3.1

to the extent to which any Performance Condition is satisfied in accordance with its terms or, if it is not possible to measure the Performance Condition at that time because Vesting has been accelerated in accordance with rule 11.2 (Good leavers) , in such manner as the Committee considers reasonable; and

11.3.2	to the extent that any other conditions applicable to the Award have been satisfied to the extent this is required by the Committee; and

WPP plc – Rules – The WPP plc Stock Plan 2018

11.3.3	unless the Committee determines otherwise, pro rata to the last completed calendar month, so that it reflects only the proportion of:

(i)	the Vesting period (i.e. from the Grant Date to the original Vesting Date) which has elapsed before the Participant ceases to be employed within the Group; or

(ii)

where the grant of an Award was preceded by a period during which performance targets were measured as a pre-cursor to the granting of an Award (a pre-grant performance period), the period from the start of the pre-grant performance period, prior to the Grant Date, to the original Vesting Date which has elapsed before the Participant ceases to be employed within the Group, and to the extent the Participant’s Award does not Vest, it will then lapse.

11.4	Leavers - re-employed

If a Participant ceases to be employed within the Group before their Award has Vested, but is re-employed by a Member of the Group within 30 days of the date of cessation of employment (or such other period as the Committee determines) the Committee may determine that a Participant’s Award will be treated as if it had not lapsed under rule 11.1.

11.5	Leavers – Holding Period

Save where rule 11.2.2 (death) applies, where a Participant ceases to be employed within the Group, any Holding Period will continue to apply until its expiry in accordance with the provisions of the Plan and the terms of the Award, except that the Committee may determine that the Holding Period will no longer apply where a Participant ceases to be employed within the Group for one of the reasons set out in rule 11.2 (Good leavers).

11.6	Leavers – after Vesting

If a Participant ceases to be employed within the Group after their Award has Vested but before their Award has been satisfied, their Award will continue in accordance with the provisions of this Plan.

11.7	Meaning of “ceases to be employed within the Group”

For the purposes of this rule 11 (Leavers), unless the Committee determines otherwise, a Participant will not be treated as ceasing to be employed within the Group until they cease to hold any office or employment with any Member of the Group or, if earlier, when they give, or are given, notice to terminate all offices and employment (as applicable) within the Group.

For the purposes of this rule, “Member of the Group” and “Group” includes any associated company nominated for this purpose by the Committee.

12.	Company events

12.1	Company events – extent of Vesting

If this rule applies to an Award, it will Vest:

12.1.1	to the extent that any Performance Conditions have been satisfied as measured over the original Performance Period or such other period as the Committee may determine to be appropriate;

12.1.2	to the extent that any other conditions applicable to the Awards have been satisfied to the extent this is required by the Committee; and

12.1.3

pro rata to reflect the period from the Grant Date until the date of Vesting, as a proportion of the period from the Grant Date until the Vesting Date, unless the Committee decides otherwise, and to the extent the Participant’s Award does not Vest, it will then lapse.

WPP plc – Rules – The WPP plc Stock Plan 2018

12.2	Takeovers

Where a person obtains Control of the Company as a result of making an offer to acquire Shares, an Award will Vest on the date the person obtains Control in accordance with rule 12.1 (Company events – extent of Vesting).

12.3	Bound or entitled

Where a person becomes bound or entitled to acquire shares in the Company under Part 18 of the Companies Law, Awards will Vest on the date the person becomes so bound or entitled in accordance with rule 12.1 (Company events – extent of Vesting).

12.4	Scheme of arrangement

When a court sanctions a compromise or arrangement under Article 125 of the Companies Law, Awards will Vest on the date of the court sanction in accordance with rule 12.1 (Company events – extent of Vesting).

12.5	Winding up

If notice is given of a resolution for the voluntary winding-up of the Company, Awards will Vest on the date the notice is given in accordance with rule 12.1 (Company events – extent of Vesting).

12.6	Persons acting in concert

For the purposes of this rule 12 (Company events) and rule 13 (Exchange of Awards), a person will be treated as obtaining Control of the Company if that person and others acting in concert together obtain Control of it.

12.7	Holding Period

Subject to rule 13 (Exchange of Awards), any Holding Period applicable to an Award or any Shares that have been or will be acquired following Vesting of an Award will no longer apply from the date that Awards Vest under any provision in this rule 12 (Company events), unless the Committee determines otherwise (in which case the Committee will determine the terms that will continue to apply).

12.8	Restrictive Covenants

Restrictive Covenants, applicable to an Award or Shares that have been or will be acquired following Vesting of an Award, will continue to apply following the date that Awards Vest under any provision in this rule 12 (Company events), unless the Committee determines otherwise.

12.9	Meaning of Committee

For the purposes of this rule 12 (Company events) and rule 13 (Exchange of Awards), “Committee” means those people who were members of the Compensation Committee or such other committee of the Board immediately before the relevant event.

13.	Exchange of Awards

13.1	When Awards may be exchanged

Where an event as specified in rules 12.2 (Takeovers) 12.3 (Bound or entitled) or 12.4 (Scheme of arrangement) occurs and:

13.1.1	the Participant has agreed with the Acquiring Company that they will exchange their Award for a New Award; or

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13.1.2

the Acquiring Company consents and substantially all the shareholders of the Company immediately before the relevant event has occurred will continue to have Control of the Company immediately thereafter, that Award (or, in the case of rule 13.1.2, all Awards) will not Vest under rules 12.2 (Takeovers), 12.3 (Bound or entitled) or 12.4 (Scheme of arrangement), as appropriate, but will be exchanged for New Awards.

13.2	Requirements for a New Award

Where a Participant is granted a New Award in exchange for an existing Award, the New Award:

13.2.1	must confer a right relating to shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

13.2.2	must be substantially equivalent to the Award;

13.2.3	is treated as having been acquired at the same time as the Award and Vests and lapses in the same manner and at the same time;

13.2.4

unless the Committee decides otherwise, must be subject to any Performance Conditions and any other conditions (including Malus and, where relevant, Restrictive Covenants, Clawback and a Holding Period), which are, so far as possible, equivalent to any Performance Conditions and other conditions applicable to the Award; and

13.2.5

is governed by the Plan as if references to Shares were references to the shares over or in respect of which the New Award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 13.2.1.

13.3	Shares subject to a Holding Period on exchange

Unless the Committee determines otherwise, where an Award has Vested but a Holding Period continues to apply, if Shares are exchanged for new shares in the Acquiring Company, for the purposes of this Plan the new shares shall be subject to terms equivalent to those applicable to the existing Shares, including in relation to the Holding Period, and the Participant shall enter into such documentation and/or arrangements as required by the Committee to bring this into effect.

14.	Variations in share capital

14.1	Adjustments to Awards

If there is:

14.1.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

14.1.2	a demerger (in whatever form) or exempt distribution by virtue of section 1075 of the UK Corporation Tax Act 2010;

14.1.3	a special dividend or distribution; or

14.1.4

any other transaction which will materially affect the value of Shares, the Committee may adjust the number or class of Shares subject to an Award in such manner as the Committee may consider appropriate.

14.2	Notice to Participants

The Committee will notify Participants of any adjustment made under this rule.

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15.	Clawback

15.1	Application of rule

This rule 15 (Clawback) will apply if specified in the Award Certificate.

15.2	Clawback Adjustment

Where, in the opinion of the Committee, there is an Event during the Clawback Period relevant to a Participant and/or their Award, the Committee may in its discretion require a Clawback Adjustment.

15.3	Amount of Clawback Adjustment

A Clawback Adjustment will be of an amount that the Committee considers to be fair, reasonable and proportionate.

When determining the amount of a Clawback Adjustment, the Committee may consider all relevant factors.

15.4	Recovery

The Committee may in its discretion choose any method to recover the amount of the Clawback Adjustment from the Participant, including (but not limited to):

15.4.1	requiring the Participant to make a payment in cash or shares to, or to the order of, the Company or such person as the Committee decides;

15.4.2

reducing (including to nil) the Vesting of any of the Participant’s unvested Awards, or the vesting of any unvested share award, share option or cash award granted to the Participant under any other employee share plan operated by any Member of the Group (except any plan intended to comply with Schedules 2, 3 or 4 of ITEPA);

15.4.3

reducing the number of Shares or amount of cash (as appropriate) which may be acquired by the Participant in respect of any Vested but as yet unsatisfied Award, or the number of shares or amount of cash (as appropriate) which may be acquired by the Participant in respect of a vested but as yet unsatisfied share award, share option or cash award granted to the Participant under any other employee share plan operated by any Member of the Group (except any plan intended to comply with Schedules 2, 3 or 4 of ITEPA);

15.4.4	reducing the amount of or deducting an amount from any current or future salary, cash bonus or other payments that would otherwise be payable to the Participant; and/or

15.4.5

reducing the value of any shares or cash over which a future Award or share award, share option or cash award under any other employee share plan operated by any Member of the Group (except any plan intended to comply with Schedules 2, 3 or 4 of ITEPA) is granted to the Participant.

15.5	Notification to the Participant

A Participant must be notified as soon as reasonably practicable if a Clawback Adjustment is required.

15.6	Reduction of Awards

Where a Clawback Adjustment results in the reduction of Shares or cash which may be acquired in respect of an Award, the Award will, to the extent reduced, be treated as having lapsed.

15.7	Obligations of the Participant

A Participant will provide any information, documentation and undertakings and take all actions that the Committee reasonably believes it may require in connection with this rule 15 (Clawback).

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16.	Restrictive Covenants

16.1	Application of rule

This rule 16 (Restrictive Covenants) will apply if specified in the Award Certificate.

16.2	Determination of breach

Where, in the opinion of the Committee, a Participant has breached paragraph 1 of Schedule 3 (Restrictive Covenants), rule 16.3 (Breach before Award satisfied) or rule 16.4 (Breach after Award satisfied), as applicable, shall apply.

16.3	Breach before Award satisfied

If the Participant’s Award has not yet been satisfied (whether or not it has Vested), their Award will immediately lapse in full and they will no longer have any right to receive any Shares or cash (as applicable) in relation to it.

16.4	Breach after Award satisfied

If the Participant’s Award has been satisfied, the Committee may in its discretion require a Clawback Adjustment, in which case rules 15.3 (Amount of Clawback Adjustment) to 15.6 (Reduction of Awards), inclusive, will apply.

16.5	Obligations of the Participant

A Participant will provide any information, documentation and undertakings and take all actions that the Committee reasonably believes it may require in connection with this rule 16 (Restrictive Covenants).

17.	General

17.1	Dealing Restrictions

The Company, the Committee, any Member of the Group, Employees and Participants will have regard to Dealing Restrictions when (in each case, as appropriate) operating, interpreting, administering, participating in and taking any and all such other action in relation to, or contemplated or envisaged by, the Plan.

17.2	Terms of employment

17.2.1	For the purposes of this rule, “Employee” means any employee (existing or former) of a Member of the Group (existing or former).

17.2.2	This rule applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

17.2.3

Nothing in the provisions of the Plan, or the operation of the Plan, forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the relevant Member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

17.2.4

No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

17.2.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in their favour.

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17.2.6

The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee, even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and their employer or former employer.

17.2.7	No Employee has any right to compensation or damages for any loss (actual or potential) in relation to the Plan, including any loss in relation to:

(iii)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(iv)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(v)	the operation, suspension, termination or amendment of the Plan.

17.2.8	By participating in the Plan, a Participant:

(vi)	accepts all the provisions of this Plan, including this rule 17.2 (Terms of employment); and

(vii)

waives all rights which might otherwise arise in connection with the Plan, other than the right to acquire Shares or cash (as appropriate) subject to and in accordance with the express terms of the Plan, in consideration for, and as a condition of, the grant of an Award.

17.3	Not pensionable

None of the benefits received under the Plan are pensionable.

17.4	Costs

The Company and/or any Subsidiary will pay the costs of introducing and administering the Plan.

17.5	Data protection

The Company’s data policy and data privacy notice will apply to the processing of personal data.

17.6	Consents

All allotments, issues and transfers of Shares will be subject to the Company’s Articles of Association and any necessary consents under any relevant enactments or regulations for the time being in force in the UK or elsewhere. The Participant will be responsible for complying with any requirements they need to fulfil in order to obtain or avoid the necessity for any such consent.

17.7	Notices

17.7.1

Any notice or communication to be given to any Employee or Participant may be delivered by electronic mail (including on an intranet, portal or by SMS text message), or personally delivered or sent by ordinary post to such address as the Company considers appropriate.

17.7.2

Any notice or communication to be given to the Company or its duly appointed agent may be delivered or sent to its registered office or such other place and by such means as the Company or its appointed agent may specify and notify to Employees and/or Participants.

17.7.3

Notices or communications sent electronically will be deemed to have been received at the time of transmission unless there is evidence to the contrary. Notices or communications personally delivered will be deemed to have been received upon delivery and those sent by post will be deemed to have been received 24 hours after posting nationally and 3 days after posting internationally.

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17.8	Third party rights

Except as otherwise expressly stated to the contrary, nothing in the Plan confers any benefit, right or expectation on a person who is not a Participant or a Member of the Group. No such third party has any rights under the UK Contracts (Rights of Third Parties) Act 1999 or any equivalent local legislation to enforce any term of this Plan.

18.	Administration

18.1	Committee’s powers

The Committee will administer the Plan. The Committee has authority to make rules and regulations for the administration of the Plan. The Committee may delegate all or any of its rights and powers under the Plan.

18.2	Provisions of the Plan

If any provision of the Plan is held to be invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, for the purposes of that jurisdiction:

18.2.1	such provision will be treated as severed; and

18.2.2

the remainder of the provisions of the Plan will continue in full force and effect as if the Plan had been established without the inclusion of the severed provision, unless the Committee determines otherwise.

18.3	Committee’s decisions final and binding

All determinations or decisions of the Committee are final and binding in all respects. If any question or dispute arises as to the interpretation of the Plan, any rules, regulations or procedures relating to the Plan and/or in relation to an Award or any other matter relating to the Plan, the decision of the Committee will be conclusive.

19.	Changing the Plan and termination

19.1	Committee’s powers

Except as described in the rest of this rule, the Committee may at any time change the Plan in any way.

19.2	Participant consent

If the Committee proposes an amendment to the Plan which would be to the material disadvantage of Participants in respect of subsisting rights under the Plan, then:

19.2.1	the Committee must invite each so disadvantaged Participant to indicate whether or not they approve the amendment; and

19.2.2	such amendment will only take effect in respect of subsisting rights under the Plan if the majority of the Participants who make such an indication approve the amendment.

19.3	Notice

The Committee may (but is not obliged to) give written notice of any changes made to the Plan to any Participant affected.

19.4	Termination of the Plan

No Award may be granted after [    ] 2028 but the Committee may terminate the Plan at any earlier time. Termination will not affect subsisting rights under the Plan.

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20.	Governing law, jurisdiction and language

20.1.1

The laws of England and Wales govern the Plan and all Awards and their construction. The courts of England and Wales have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

20.1.2

In relation to the Plan and any documents relating to or concerning it, the English language version of the documents will prevail, so that if there is any conflict between the terms or provisions of a document in English and the same document in another language, the document in English will take precedence.

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Schedule 1: US

1.	Purpose

The purpose of this Schedule 1 is to alter the provisions of the Plan solely for Awards granted to US Taxpayers to reflect the terms necessary or advisable for such Awards to qualify for an exemption from the requirements of Section 409A. References to the Plan, or to the rules, in the main rules of the Plan shall be interpreted to include this Schedule 1 in relation to US Taxpayers.

2.	Application of this Schedule

This Schedule 1 shall apply to all Employees and Participants who are US Taxpayers. In the event that a Participant becomes a US Taxpayer subsequent to the Grant Date of an Award under the Plan, then such Award shall immediately be amended in a manner consistent with this Schedule 1. References in this Schedule 1 to Awards granted to US Taxpayers shall include Awards held by a Participant who becomes a US Taxpayer subsequent to the Grant Date.

3.	Definitions

Certain words and expressions used in this Schedule 1 which have initial capital letters have the meanings set out below. Other words and expressions used in this Schedule 1 which have initial capital letters that are not set forth below have the meanings set out in the Plan.

Section 409A means Section 409A of the US Internal Revenue Code of 1986, as amended, and the US Treasury Regulations promulgated and other official guidance issued thereunder, collectively.

Short-Term Deferral Period means the period commencing on the date that an Award (or portion thereof) first is no longer subject to a “substantial risk of forfeiture” for the purposes of Section 409A and ending upon the 15th day of the third month following the end of the Taxable Year in which such Award first is no longer subject to the substantial risk of forfeiture.

Taxable Year means the calendar year, or, if later, the end of the taxable year of the Member of the Group that employs the US Taxpayer, in which the Award first is no longer subject to a substantial risk of forfeiture for the purposes of Section 409A.

US means the United States of America.

US Taxpayer means an Employee or Participant who is subject to US federal income taxation on the Grant Date of an Award, is expected to become subject to US federal income taxation following the Grant Date of the Award or does become subject to US federal income taxation following the Grant Date of the Award but prior to the date upon which any part of the Award Vests.

4.	Satisfaction

4.1

Subject to paragraph 4.2 below, but notwithstanding any other provision of the Plan (including, but not limited to, rule 8.4 (Timing of Vesting – Dealing Restrictions), rule 8.5 (Timing of Vesting – investigation), rule 9.1 (Delivery – general), rule 9.2 (Delivery – investigation) and rule 9.4 (Delivery – Dealing Restrictions), the satisfaction of an Award (or portion thereof) granted to a US Taxpayer, whether in Shares or in cash, shall be made no later than the end of the Short-Term Deferral Period.

4.2

In the event that the Vesting, delivery of Shares, or the procurement thereof of an Award (or portion thereof) granted to a US Taxpayer has not been made by the end of the Short-Term Deferral Period due to the circumstances described in rule 8.4 (Timing of Vesting – Dealing Restrictions) or rule 9.4 (Delivery - Dealing Restrictions) applying to the Award, then to the extent permissible under

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Section 1.409A-1(b)(4)(ii) of the US Proposed Treasury Regulations (regarding the delay permitted if Vesting or payment would violate applicable law), such Vesting and delivery of Shares or cash in the settlement of the Award (or portion thereof) may be delayed so long as the Award is then satisfied at the earliest date at which it is reasonably anticipated that the relevant Dealing Restrictions cease to apply.

4.3

In the event of the satisfaction of an Award (or portion thereof) granted to a US Taxpayer before the end of the applicable Short-Term Deferral Period, but before the original Vesting Date of the Award (or portion thereof) or the end of an applicable Holding Period, the US Taxpayer may not transfer, assign, charge or create any other security interest over or otherwise dispose of the Shares or cash received from the settlement of the Award (or portion thereof) or any rights in respect thereof. If after the end of the Short-Term Deferral Period, the Award (or portion thereof) does not Vest, then the Shares or cash received from the settlement of the Award (or portion thereof) which did not Vest will be immediately forfeited, and returned to the Company. If the US Taxpayer attempts to transfer, assign, charge or create any other security interest over or otherwise dispose of the Shares or cash received from the settlement of the Award (or portion thereof) or any rights in respect thereof, whether voluntarily or involuntarily, before the end of an applicable Holding Period, then the Shares or cash received from the settlement of the Award (or portion thereof) will be immediately forfeited, and returned to the Company.

4.4	For the avoidance of doubt, nothing in this paragraph 4 (Satisfaction) shall limit or impair any Holding Period applicable to the Shares or cash received from the satisfaction of an Award.

4.5	Dividend equivalent payment

4.6

In the event that an Award (or portion thereof) granted to a US Taxpayer includes a right to Dividend Equivalents under rule 7 (Dividend Equivalents), any Dividend Equivalents payment to be made on such Award shall be made no later than the end of the Short-Term Deferral Period applicable to such Dividend Equivalents, or, if later, the end of the extended period provided by paragraph 4.2 of this Schedule 1.

5.	Changes to conditions

Other than to waive it, a condition applicable to an outstanding Award granted to a US Taxpayer may not be amended pursuant to rule 4.4 (Amendment or variation of Performance Conditions or other conditions), or any other provision of the Plan, if and to the extent that the amendment of the condition would result in the earlier ending of the applicable Short-Term Deferral Period.

6.	Exchange of Awards

Where there is to be an exchange of a US Taxpayer’s Award pursuant to rule 13 (Exchange of Awards), the Committee shall attempt to structure the terms of the exchange and the New Award such that neither the exchange nor the New Award violate Section 409A.

7.	Changing terms of Awards of US Taxpayers

Notwithstanding rule 19.2 (Participant Consent), the Committee need not obtain the approval of Participants for any changes to Awards that were granted to US Taxpayers which are necessary or desirable in order for the Awards to avoid a violation of Section 409A.

8.	Interpretation and administrative intent

Awards granted, and Dividend Equivalents payable, to US Taxpayers are intended to be exempt from the requirements of Section 409A under the short-term deferral exception described in Section 1.409A-1(b)(4) of the US Treasury Regulations, and the Plan and this Schedule 1 shall be

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interpreted and administered consistent with such intention. For the avoidance of doubt, any delay in the Vesting of an Award pursuant to rule 8.4 (Timing of Vesting – Dealing Restrictions) or rule 8.5 (Timing of Vesting – investigation), or the fact that a Holding Period pursuant to rule 10 (Holding Period) or clawback provisions pursuant to rule 15 (Clawback) or rule 16 (Restrictive Covenants) or Schedule 3 (Restrictive Covenants) may be applied to an Award, will not impose an additional, or extend the existing, substantial risk of forfeiture applicable to such Award for the purposes of Section 409A.

In the event of any conflict between an applicable provision of the Plan and an applicable provision of this Schedule 1 with respect to an Award granted to a US Taxpayer, the provision of this Schedule 1 shall apply.

9.	No liability

Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on the US Taxpayer in connection with the Plan and/or this Schedule 1 or any Award, including any taxes, penalty and/or interest under Section 409A. No Member of the Group shall have any obligation to indemnify or otherwise hold the US Taxpayer harmless from any or all of such taxes, penalty or interest.

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Schedule 2: France

This Schedule 2 sets out the terms and conditions applicable to the Plan whereby Awards will be granted to Employees who are employed at the Grant Date by a Member of the Group whose registered office is in France (the “French Member of the Group”), (the “Eligible French Employees”).

The purpose of this French Schedule is to amend the terms of the Plan only to the extent necessary in order to satisfy French securities laws, exchange control, corporate law and tax requirement in order for the Awards granted to Eligible French Employees pursuant to this Schedule 2 to benefit from the specific French income tax and social security treatment (the “Qualified Awards”).

1.	General

1.1	Definitions

Additional definitions are as follows

“Closed Period” is a Dealing Restriction period defined by Article L. 225-197-1 of the French Commercial Code as:

(i)	ten quotation days preceding and three quotation days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii)

any period during which the corporate management of the Company possesses material information which could, if disclosed to the public, significantly impact the quotation of the Company, until ten quotation days after the day such information is disclosed to the public.

1.2	Application of the rules of the Plan

The rules of the Plan will apply to Qualified Awards made under this Schedule 2, as amended by the terms of this Schedule 2.

This Schedule 2 does not amend, add or otherwise alter the Plan as it applies to other Awards than the Qualified Awards.

References to rules are deemed references to the main rules of the Plan.

In the event of any conflict, whether explicit or implied, between the provisions of this Schedule 2 and the rules of the Plan, the provisions of this Schedule 2 shall override the rules of the Plan.

2.	Qualified Awards

2.1	Grant of Awards

The rules of the Plan, the terms of this Schedule 2 and the terms and conditions applicable to Qualified Awards shall be interpreted and, where necessary, deemed to be modified in order to satisfy the relevant provisions to qualify for the French specific income tax and social security treatment.

2.2	No liability

No Member of the Group shall be liable for any adverse consequence, whether legal, tax or otherwise, if and to the extent the Qualified Awards do not qualify for such specific French income tax and social security treatment.

2.3	Liability for Taxation

The Company and any French Member of the Group may make such arrangements as it considers necessary to meet any Taxation liability of the Participant, whether the liability is a liability of, or is payable by, the Participant, the Company or any the Member of the Group.

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3.	Phantom Awards

Phantom Awards granted under the Plan cannot be Qualified Awards.

4.	Individual limit for Executive Directors

No Qualified Awards can be granted to an Eligible French Employee who:

(i)	holds directly or indirectly, more than ten percent (10%) of the outstanding Shares of the Company; or

(ii)	would, as a result of a grant of a Qualified Award, hold more than ten percent (10%) of the outstanding Shares of the Company.

Any Eligible French Employee who, on the Grant Date of a Qualified Award, and to the extent required under French law, is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French entity or who is a corporate officer of a French Member of the Group, shall be eligible to receive, at the discretion of the Company or the empowered corporate body, Qualified Awards under the Plan as adjusted to meet the requirements of the French Code de Commerce.

5.	Bankruptcy

The Participant Award cannot lapse where the Participant becomes bankrupt. Rule 6.2 (Bankruptcy) of the Plan does not apply.

6.	Dividend Equivalents

Qualified Awards granted in accordance with this Schedule shall not carry any entitlement to Dividend Equivalents settled in any other means but in cash. For the Eligible French Employees, such Dividend Equivalents will be treated as a salary for social charges and income tax purposes.

7.	Vesting of Awards

The determination by the Committee of the extent to which the Performance Conditions is satisfied cannot lead to a Vesting Date which is less than 2 years from the Grant Date.

8.	Satisfaction of Awards

Qualified Awards granted in accordance with this Schedule 2 shall not be satisfied in cash and may only be settled in Shares. Rule 9.7 (Alternative ways to satisfy) of the Plan does not apply to Qualified Awards.

9.	Holding Period

As a reminder, provided that the Vesting Date is not less than 2 years as set forth in Article 7 above, there is no necessity for the Committee to provide for a Holding Period.

10.	Leavers

In the event of death (in accordance with rule 11.2.2), the Participant’s personal representative may ask for an immediate Vesting within a maximum period of 6 months following the Participant’s death. The determination of the Vesting Date by the Committee (in accordance with rule 11.2.8(i)) shall not exceed such period.

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The Vesting Date set forth in rule 11.2.9 (i) cannot be less than 2 years from the Grant Date.

11.	Company events

The accelerated Vesting as set forth in rule 12.2 (Takeovers) of the Plan in case of takeover cannot lead to a Vesting Date that would be less than 2 years from the Grant Date as set forth in Paragraph 7 of this Schedule 2.

Notwithstanding the foregoing, should the Vesting Date be between 1 and 2 years from the Date of Grant, the Participant would then be required to hold the Shares for a period of no less than 1 year.

12.	Clawback

The reduction of the Participant’s salary as a method chosen by the Committee to recover the amount of the Clawback Adjustment from the Participant pursuant to rule 15.4 (Recovery) of the Plan shall be limited to the frame set forth by French laws, which depends on the Participant’s personal situation.

13.	Data Protection

Pursuant to French laws, when becoming Participants, the Eligible French Employees have a right to access and amend personal data they provide to the Company and/or the Member of the Group in the context of the Plan.

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Schedule 3: Restrictive Covenants

This Schedule 3 (Restrictive Covenants) sets out the Restrictive Covenants that will apply to a Participant if specified to do so in the Participant’s Award Certificate.

By participating in the Plan, a Participant may profit from and participate in the equity value of the Company. The purpose of this Schedule 3 (Restrictive Covenants) is to protect the legitimate business interests of the Company and the Group.

1.	Covenants

By participating in the Plan, a Participant undertakes with the Company, on behalf of itself and as agent for each Relevant Group Company, that the Participant will not in any Relevant Capacity at any time during the Restricted Period:

1.1	within or in relation to the Restricted Territory take any steps preparatory to or be directly or indirectly engaged, employed, interested or concerned in:

(i)	any Competing Business; and/or

(ii)	any Target Business Entity; or

1.2

within or in relation to the Restricted Territory acquire a substantial or controlling interest directly or by or through any nominee or nominees in any Competing Business, Target Business Entity or in any Person owning or controlling a Competing Business or Target Business Entity; or

1.3

solicit or attempt to solicit, canvass, interfere with or entice away from the Company or any Relevant Group Company the custom or any prospective custom of any Client or any Prospect with a view to providing to that Client or Prospect any products or services which are the same as or materially similar to any Restricted Business in competition with the Company or any Relevant Group Company; or

1.4

provide or agree to provide any products or services which are the same as or materially similar to any Restricted Business to any Client or any Prospect in competition with the Company or any Relevant Group Company; or

1.5

solicit, entice or encourage or attempt to solicit, entice or encourage any Key Individual to leave the employment of the Company or any Relevant Group Company (whether or not such person would commit any breach of their contract of employment by doing so); or

1.6

employ, engage, appoint, enter into partnership or association with or in any way cause to be employed, engaged or appointed any Key Individual in relation to any Competing Business or any Person which is or is proposed to be directly or indirectly owned by or controlling any Competing Business; or

1.7	provide or agree to provide any products or services which are the same as or materially similar to any Restricted Business in respect of any Competitor Account; or

1.8

be employed or engaged by any Client or Prospect if as a result the Client or Prospect will cease to use or materially reduce its usage of the products or services of the Company or any Relevant Group Company or, in the case of a Prospect, will not use the products or services of the Company or any Relevant Group Company or use them to a materially lesser extent; or

1.9

solicit or try to solicit or place orders for the supply of products or services from any Supplier if as a result the Supplier will cease supplying, materially reduce its supply or vary detrimentally the terms on which it supplies products or services to the Company or any Relevant Group Company; or

1.10	encourage, assist or procure any Person to do anything which if done by that Participant would be a breach of paragraphs 1.1 to 1.9 of this Schedule 3 (Restrictive Covenants) (or any of them).

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2.	Social Media

Connecting or reconnecting to Clients, Suppliers or Prospects using Social Media during the Restricted Period may amount to a breach of paragraphs 1.1 to 1.10 of this Schedule 3 (Restrictive Covenants).

3.	Reasonable and Severable

By participating in the Plan, a Participant agrees that the restrictions (whether taken individually or as a whole) in paragraph 1 of this Schedule 3 (Restrictive Covenants) are reasonable, having regard to the legitimate protectable interests of the Company and each Relevant Group Company, and that each such restriction is intended to be separate and severable. In the event that any restriction is held to be void but would be valid if part of its wording was deleted, that restriction will apply with whatever deletions are necessary to make it valid and effective.

4.	Equitable Relief

By participating in the Plan, a Participant agrees that:

4.1

damages shall be an inadequate remedy in the event of a breach by that Participant of any of the restrictions contained in paragraph 1 of this Schedule 3 (Restrictive Covenants) and that any such breach by that Participant or on that Participant’s behalf will cause the Company and any Relevant Group Company great and irreparable injury and damage; and

4.2

the Company and/or any Relevant Group Company will therefore be entitled, without waiving any additional rights or remedies otherwise available to them at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by that Participant, or on that Participant’s behalf, of any of the restrictions contained in paragraph 1 of this Schedule 3 (Restrictive Covenants).

5.	Conflict

If there is any conflict between a paragraph in this Schedule 3 (Restrictive Covenants) and a rule of the Plan or the terms of a Participant’s employment contract, the paragraph in this Schedule 3 (Restrictive Covenants) will take precedence.

6.	Definitions

The definitions in the Plan shall have the same meaning in this Schedule 3 (Restrictive Covenants), unless expressly stated otherwise. For the purposes of this Schedule 3 (Restrictive Covenants) the following additional definitions will also apply:

“Client” means any Person with whom or which the Company or any Relevant Group Company has arrangements in place for the provision of any Restricted Business and with whom or which a Participant had material involvement or for whose business a Participant was responsible or about which a Participant acquired material Confidential Information, in the course of the Participant’s office or employment, at any time during the Relevant Period;

“Competing Business” means any Person providing or proposing to provide any products or services which are the same as or materially similar to and competitive with any Restricted Business;

“Competitor Account” means any account, product or brand which competes with any Client’s account, product or brand in respect of which a Participant had material dealings or responsibility on behalf of the Company or any Relevant Group Company or about which a Participant acquired material Confidential Information, during the course of the Participant’s office or employment, at any time during the Relevant Period;

WPP plc – Rules – The WPP plc Stock Plan 2018

“Confidential Information” means trade secrets and confidential information;

“Effective Date” means the Termination Date or (if earlier) the date on which a Participant commences Garden Leave;

“Garden Leave” means any period during which the Company or Relevant Group Company exercises its discretion to require a Participant not to work;

“Key Individual” means any individual who was employed by the Company or any Relevant Group

Company to provide services personally at the Effective Date and who, in the course of their duties, during the Relevant Period had material dealings with the Participant and either:

(i)	reported directly to the Participant and had material contact with clients or suppliers of the Company or any Relevant Group Company in the course of their employment; or

(ii)	was a member of the board of directors or the senior management team of the Company or any Relevant Group Company or reported to any such board of directors or senior management team;

“Person” means any individual, firm, company or other entity;

“Prospect” means any Person who was at any time during the Relevant Period negotiating or discussing (which shall include for these purposes a pitch or presentation) with the Company or any Relevant Group Company the provision of any Restricted Business where a Participant was materially involved or had responsibility for such negotiations or discussions or acquired material Confidential Information in relation to such negotiations or discussions, in the course of the Participant’s office or employment, at any time during the Relevant Period;

“Recognised Investment Exchange” means an investment exchange recognised by the Financial Conduct Authority under Part XVIII of the UK Financial Services and Markets Act 2000, such that a recognition order is in force in respect of it;

“Relevant Capacity” means either alone or jointly with another or others, whether as principal, agent, consultant, director, partner, shareholder, independent contractor, employee or in any other capacity, whether directly or indirectly, through any Person and whether for a Participant’s own benefit or that of others (other than as a shareholder holding directly or indirectly by way of bona fide investment only, and subject to prior disclosure to the Company, up to 1% in nominal value of the issued share capital or other securities of any class of any company listed or dealt in on any Recognised Investment Exchange);

“Relevant Group Company” means any Member of the Group to which a Participant rendered services or for which a Participant had management or operational responsibility during the course of that Participant’s office or employment at any time during the Relevant Period;

“Relevant Period” means the twelve-month period ending with the Effective Date;

“Restricted Business” means and includes any of the products or services provided by the

Company or any Relevant Group Company at any time during the Relevant Period with which a Participant had a material involvement or about which a Participant acquired material Confidential Information at any time during the Relevant Period;

“Restricted Period” means:

(i)

In relation to Participants who have ceased to be employed within the Group (as set out in rule 11.7 (Meaning of “ceases to be employed within the Group”) due to retirement, the period commencing on the Effective Date and ending on the later of the Vesting Date and:

(a)	in relation to paragraphs 1.1, 1.2 and 1.7 of this Schedule 3 (Restrictive Covenants), the date that is 6 months after the Effective Date; and

WPP plc – Rules – The WPP plc Stock Plan 2018

(a)	in relation to all other sub-paragraphs of paragraph 1 of this Schedule 3 (Restrictive Covenants), the date that is 12 months after the Effective Date; and

(ii)

in relation to all other Participants, the 6 month period commencing on the Effective Date in relation to paragraphs 1.1, 1.2 and 1.7 of this Schedule 3 (Restrictive Covenants) and the 12 month period commencing on the Effective Date in relation to all remaining sub-paragraphs of paragraph 1 (Covenants) of this Schedule 3 (Restrictive Covenants);

“Restricted Territory” means England and such other countries in which the Company and any Relevant Group Company provided any Restricted Business at the Effective Date;

“Social Media” means any online communication tool which facilitates the creation, publication, storage and/or exchange of user-generated content, including (but not limited to) Twitter, Skype, Facebook, Myspace, YouTube, Flickr, LinkedIn, Wikis, Google+ and Tumblr;

“Supplier” means any Person who at any time during the Relevant Period provided products or services to the Company or any Relevant Group Company being a Person with whom a Participant had material dealings or for whom a Participant had responsibility or about whom a Participant acquired material Confidential Information, in the course of the Participant’s office or employment, at any time during the Relevant Period;

“Target Business Entity” means any business howsoever constituted (whether or not providing a Restricted Business) which was at the Effective Date or at any time during the Relevant Period a business which the Company or any Relevant Group Company had entered into negotiations with or had approached or had identified as:

(i)	a potential target with a view to its acquisition by the Company or any Relevant Group Company; and/or

(ii)	a potential party to any joint venture with the Company or any Relevant Group Company,

in either case where such approach or negotiations or identity were known to a material degree by a Participant or about which a Participant acquired material Confidential Information, in the course of the Participant’s office or employment, during the Relevant Period; and

“Termination Date” means the date on which the Participant ceases to be employed within the Group, as set out in rule 11.7 (Meaning of “ceases to be employed within the Group”).

WPP plc – Rules – The WPP plc Stock Plan 2018